Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Lucy Scientific Discovery Inc. (“Company”) on Form S-1, Amendment No. 7, File No. 333-262296 of our report dated November 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Lucy Scientific Discovery Inc. as of June 30, 2022 and 2021 and for the years ended June 30, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

January 23, 2023